Exhibit 99.1

SERA PROGNOSTICS REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS
Salt Lake City – August 10, 2022 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the second quarter ended June 30, 2022.
Recent Highlights:
•Executed on Sera’s strategy of pursuing healthcare systems where administrative and clinical leadership are aligned on incorporating PreTRM testing efficiently as an add-on to comprehensive services provided to pregnant women.
•Contracted with several new self-insured employer plans to incorporate PreTRM testing as an advanced pregnancy benefit.
•Demonstrated improved performance of the PreTRM test over an expanded time window for collecting blood, now from 18-20 weeks, allowing physicians to more easily schedule patients for preterm risk evaluation.
•Showed a sensitivity of nearly 90% for spontaneous preterm delivery risk prediction and a very high negative predictive value of 99% in a patient whose PreTRM test is interpreted to be “Lower Risk”.
•Streamlined operations to meet our commercial plans, expand adoption of the PreTRM® Test and enable the Company to extend its operations into 2026 without the need for additional financing.
“We see a sizeable opportunity to increase awareness of our PreTRM® Test and build adoption within a variety of health systems,” said Gregory C. Critchfield, MD, MS, Chairman and CEO of Sera Prognostics. “As example of many such systems, we are making demonstrable progress in contracting with self-insured employers who become adopters because they see the immediate value in managing escalating healthcare costs and offering important benefits to attract and retain talented employees. We anticipate additional clinical and health economic publications that further illustrate the clinical utility and benefit of PreTRM® technology, supporting the achievement of our vision to improve the well-being of mothers and newborns and decreasing healthcare costs.”
Second Quarter 2022 Financial Results
Second quarter 2022 revenue of $78,000 compared to $20,000 for the same period of 2021.
Total operating expenses were $11.8 million, up from $7.4 million for the second quarter of 2021.

Research and development expenses for the second quarter of 2022 were $3.3 million compared to $2.8 million for the second quarter of 2021 due primarily to increased laboratory operations and clinical study costs.
Selling, general and administrative expenses for the second quarter of 2022 were $8.5 million, up from $4.6 million for the year-ago period due primarily to increased headcount as the company has scaled its commercial operations and general corporate infrastructure, as well as increased costs related to operating as a public company since our initial public offering in July 2021. Selling and marketing expenses decreased in the second quarter of 2022 compared to the first quarter of 2022 as we took steps to streamline our sales force and focus our commercial strategy in response to market dynamics.
Net loss for the second quarter of 2022 was $11.5 million compared to $6.3 million for the same quarter a year ago.
As of June 30, 2022, the Company had cash, cash equivalents, and available-for-sale securities of approximately $121 million.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss second quarter 2022 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (866) 218-2405
International callers: (412) 902-6607
Webcast Registration Link: https://app.webinar.net/JMrRmxrD9Qj
Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.
About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to deliver early, pivotal information in pregnancy to physicians, enabling them to improve the health of their patients, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is located in Salt Lake City, Utah.

About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2021 March of Dimes Report Card shows that more than one in ten infants is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® test permits physicians to identify, during the 19th or 20th week of pregnancy, which women are at increased risk for preterm birth, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® test is ordered by a medical professional.
Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to healthcare systems aligning on incorporating PreTRM testing as an add-on to comprehensive services provided to pregnant women; expanded adoption of the PreTRM® Test; the Company extending its operations into 2026 without the need for additional financing; demonstrable progress in contracting with self-insured employers; additional clinical and health economic publications that further illustrate the clinical utility and benefit of PreTRM® technology; the Company’s strategy, future operations, prospects, plans, objectives of management; the Company’s planned conference call and live webcast to discuss the quarter’s operational highlights, financial results and key topics; availability of audio of the webcast online from the Investors page of the Company’s website; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the ongoing COVID-19 pandemic and its impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K filed with the SEC from time to time. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400

Media Contact
Erich Sandoval, Lazar FINN
Erich.sandoval@finnpartners.com
+1 (917) 497-2867

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$ 78	$ 20	$ 116	$ 33
Operating expenses:
Cost of revenue	56	8	76	13
Research and development	3,261	2,824	6,583	5,221
Selling and marketing	4,219	1,740	8,677	3,090
General and administrative	4,288	2,829	8,826	5,116
Total operating expenses	11,824	7,401	24,162	13,440
Loss from operations	(11,746)	(7,381)	(24,046)	(13,407)
Interest expense	(18)	2	(22)	(305)
Other income, net	244	1,072	340	1,046
Net loss	$ (11,520)	$ (6,307)	$ (23,728)	$ (12,666)
Net loss per share, basic and diluted	$ (0.37)	$ (3.17)	$ (0.77)	$ (6.70)
Weighted-average shares of common stock outstanding, basic and diluted	30,945,616	1,988,886	30,873,995	1,890,908

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$ 53,891	$ 58,932
Marketable securities	53,021	46,183
Accounts receivable	73	27
Other receivables	55	3,116
Prepaid expenses and other current assets	1,009	1,993
Total current assets	108,049	110,251
Property and equipment, net	2,967	1,773
Long-term marketable securities	13,677	34,848
Other assets	363	157
Total assets	$ 125,056	$ 147,029
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 783	$ 1,197
Accrued and other current liabilities	2,962	3,885
Deferred rent, current portion	—	139
Finance lease obligation, current portion	456	74
Deferred revenue	3,102	3,116
Total current liabilities	7,303	8,411
Finance lease obligation, net of current portion	848	54
Total liabilities	8,151	8,465
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	307,916	305,212
Accumulated other comprehensive loss	(818)	(183)
Accumulated deficit	(190,196)	(166,468)
Total stockholders' equity	116,905	138,564
Total liabilities and stockholders' equity	$ 125,056	$ 147,029